Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of ConAgra Foods, Inc. of our report dated February 11, 2000 relating to the financial statements of International Home Foods, Inc., which appears in the Current Report on Form 8-K of ConAgra Foods, Inc. dated August 24, 2000. We also consent to the incorporation by reference in the Registration Statement on Form S-8 of ConAgra Foods, Inc. of our report dated June 16, 2000 relating to the financial statements and supplemental schedules of International Home Foods 401(k) Savings Plan for the year ended December 31, 1999, which appears in the Annual Report on Form 11-K of International Home Foods, Inc.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
September 27, 2000